Exhibit d(xiii)

                                 AMENDMENT NO. 1

                       TO INVESTMENT SUBADVISORY AGREEMENT

            AMENDMENT NO. 1 made as of the 1st day of August, 2005, to the Investment Subadvisory Agreement made as of the 12th day of July, 2003, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a limited liability company organized under the laws of the State of Massachusetts and having its principal place of business in Boston, Massachusetts (GMO), with respect to services provided to the USAA Income Stock Fund, a series of USAA Mutual Fund, Inc.

            IMCO and GMO agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

            1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to GMO with respect to the Income Stock Fund, is hereby replaced in its entirety by Schedule B attached hereto.

            4.  RATIFICATION.   Except  as  modified  and  amended  hereby,  the
Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

            IN WITNESS WHEREOF, IMCO and GMO have caused this Amendment No. 1 to be executed as of the date first set forth above.


Attest:                                USAA INVESTMENT MANAGEMENT
                                       COMPANY

By: /s/ Mark S. Howard                 By:  /s/ Christopher W. Claus
   ---------------------------------       -----------------------------
Name:   Mark S. Howard                 Name:   Christopher W. Claus
Title:  Secretary                      Title:  President



                                       By: /s/ Sean E. Thomas
                                          -------------------------------
                                       Name:   Sean E. Thomas
                                       Title:  Authorized Signatory


Attest:                                GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


By: /s/ Heather Schirmer               By: /s/ Scott D. Hogan
   ---------------------------------      ------------------------------------
Name: Heather Schirmer                 Name: Scott D. Hogan
Title: Legal Counsel                   Title: Legal Counsel

By: /s/ Heather Schirmer               By:   /s/ Gregory L. Pottle
   ---------------------------------      ------------------------------------
Name: Heather Schirmer                 Name: Gregory L. Pottle
Title: Legal Counsel                   Title: Legal Counsel

                                   SCHEDULE B


FUND ACCOUNT                          RATE PER ANNUM OF THE AVERAGE DAILY
                                      NET ASSETS OF THE FUND ACCOUNT


Income Stock Fund                       0.18%*





-------------------------
* GMO agrees that it will not seek to increase this fee rate during the three-year period ending July 31, 2008 (the Three-Year Lock). This Three-Year Lock does not limit the rights of the Fund's shareholders, the Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").